SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 24, 2014

TRIMBLE NAVIGATION LIMITED

(Exact Name of Registrant as Specified in Charter)

California	001-14845	94-2802192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

935 Stewart Drive, Sunnyvale, California, 94085

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Supplemental Indenture

On November 19, 2014, Trimble Navigation Limited (“Trimble”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which Trimble agreed to issue and sell to the Underwriters $400 million aggregate principal amount of 4.750% Senior Notes due 2024 (the “Notes”).

On November 24, 2014, Trimble completed the offering of the Notes.

In connection with the closing of the Notes offering, Trimble entered into the First Supplemental Indenture, between Trimble and U.S. Bank National Association, as trustee (the “Trustee”), dated as of November 24, 2014 (the “Supplemental Indenture”), to the indenture, between Trimble and the Trustee, dated as of October 30, 2014 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”).

The Notes mature on December 1, 2024 and accrue interest at a rate of 4.750% per annum, payable semiannually in arrears in cash on December 1 and June 1 of each year, beginning on June 1, 2015.

Prior to September 1, 2024, Trimble may redeem the Notes at its option at any time or from time to time, in whole or in part, at a “make-whole” redemption price, plus accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of Note holders to receive interest due on the relevant interest payment date. On or after September 1, 2024, Trimble may redeem the Notes at any time or from time to time, in whole or in part, at 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon. In the event of a change of control triggering event, each holder of the Notes will have the right to require Trimble to purchase for cash all or a portion of such holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest. The Indenture contains covenants limiting Trimble’s ability to create certain liens, enter into sale and lease-back transactions, and consolidate or merge with or into, or convey, transfer or lease all or substantially all of Trimble’s properties and assets to, another person, each subject to certain exceptions.

The Notes were offered and sold pursuant to Trimble’s shelf-registration statement on Form S-3 (Registration No. 333-199716) under the Securities Act of 1933, as amended. Trimble has filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement, dated November 19, 2014, together with the accompanying prospectus, dated October 30, 2014, relating to the offer and sale of the Notes.

In connection with the offering of Notes, the following exhibits are filed herewith in order to be incorporated by reference into the Registration Statement: the Supplemental Indenture, the form of Note and the opinion of counsel with respect to the validity of the Notes, each of which is hereby incorporated by reference and attached to this Current Report on Form 8-K as exhibits 4.1, 4.2 and 5.1, respectively.

For a complete description of the terms and conditions of the Supplemental Indenture and the Notes, please refer to the Supplemental Indenture and the form of Note, filed herewith.

The agreements included as exhibits to this Form 8-K contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Trimble acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. Additional information about Trimble may be found elsewhere in this Form 8-K and Trimble’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Credit Agreement

On November 24, 2014, Trimble entered into a Five-Year Credit Agreement, by and among Trimble, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).

The Credit Agreement provides for an unsecured revolving loan facility in the aggregate principal amount of $1.0 billion. The revolving loan facility includes an up to $50.0 million letter of credit sub-facility. Subject to the terms of the Credit Agreement, the revolving loan facility may be increased and term loan facilities may be established in an amount of up to $500.0 million in the aggregate. Funds may be borrowed under the Credit Agreement in U.S. Dollars, Euros or in certain other agreed currencies, and any future borrowings under the Credit Agreement are subject to customary preconditions.

As of November 24, 2014, after giving effect to the borrowings made on the closing date, Trimble had outstanding $307.0 million aggregate principal amount of revolving loans under the Credit Agreement.

Use of Proceeds. The proceeds of the loans under the Credit Agreement may be used by Trimble for working capital needs and general corporate purposes, including the financing of acquisitions. Trimble used the proceeds from the borrowings made on the closing date, together with a portion of the proceeds of the Notes, to repay in full Trimble’s obligations under its Amended and Restated Credit Agreement, dated as of November 21, 2012, by and among Trimble, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Prior Credit Agreement”).

Borrowings and Repayments. Trimble may borrow, repay and reborrow funds under the revolving facility until its maturity on November 24, 2019, at which time such revolving facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest, must be repaid. Revolving loans may be prepaid and revolving loan commitments may be permanently reduced by Trimble in whole or in part, subject to certain minimum thresholds, without penalty or premium, subject to customary breakage costs for certain types of loans.

Fees. Amounts not borrowed under the revolving facility will be subject to a commitment fee, to be paid in arrears on the last day of each fiscal quarter, ranging from 0.10% to 0.30%, depending on either Trimble’s credit rating at such time or Trimble’s leverage ratio as of its most recently ended fiscal quarter, whichever results in more favorable pricing to Trimble. Trimble is also obligated to pay other customary closing fees, arrangement fees, administration fees and letter of credit fees for a credit facility of this size and type.

Interest Rate. Borrowings under the Credit Agreement will bear interest, at Trimble’s option, at either: (i) a floating per annum base rate determined by reference to the highest of: (a) the administrative agent’s prime rate; (b) 0.50% per annum above the federal funds effective rate; and (c) reserve-adjusted LIBOR for an interest period of one month plus 1.00%, plus a margin of between 0.00% and 0.75%, or (ii) a reserve-adjusted fixed per annum rate based on LIBOR or EURIBOR, depending on the currency borrowed, plus a margin of between 1.00% and 1.75%. The applicable margin in each case is determined based on either Trimble’s credit rating at such time or Trimble’s leverage ratio as of its most recently ended fiscal quarter, whichever results in more favorable pricing to Trimble. Interest is payable on the last day of each fiscal quarter with respect to borrowings bearing interest at the base rate, or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at LIBOR or EURIBOR rate.

Guaranty. Trimble will guarantee all obligations of any future subsidiary borrower under the Credit Agreement. As of the closing date for the Credit Agreement, there were no subsidiary borrowers under the Credit Agreement.

Representations; Covenants. The Credit Agreement contains various customary representations and warranties by Trimble, which include customary use of materiality, material adverse effect and knowledge qualifiers. The Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict Trimble’s and its subsidiaries’ ability to create liens and enter into sale and leaseback transactions, and that restrict its subsidiaries’ ability to incur indebtedness. Further, the Credit Agreement contains financial covenants that require the maintenance of maximum leverage and minimum interest coverage ratios.

Events of Default. The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount will accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate Trimble’s obligations under the Credit Agreement; however, that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving Trimble or any subsidiary borrower.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1. The foregoing descriptions of the Credit Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements.

Item 1.02 Termination of a Material Definitive Agreement.

On November 24, 2014, in connection with Trimble’s entry into the Credit Agreement, Trimble repaid all obligations outstanding under the Prior Credit Agreement and terminated all agreements related thereto. Reference is hereby made to Trimble’s Form 8-K filed on November 21, 2012 for a description of the terms of the Prior Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

4.1	First Supplemental Indenture, dated November 24, 2014, between Trimble and U.S. Bank National Association.

4.2	Form of 4.750% Senior Note due 2024 (included in Exhibit 4.1 above).

5.1	Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1	Five-Year Credit Agreement, dated as of November 24, 2014, among Trimble Navigation Limited, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 above).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 24, 2014

TRIMBLE NAVIGATION LIMITED, a California corporation

By:	/s/ François Delépine
	Name:	François Delépine
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	First Supplemental Indenture, dated November 24, 2014, between Trimble and U.S. Bank National Association.

4.2	Form of 4.750% Senior Note due 2024 (included in Exhibit 4.1 above).

5.1	Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1	Five-Year Credit Agreement, dated as of November 24, 2014, among Trimble Navigation Limited, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 above).